Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2016, accompanying the consolidated financial statements included in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the years ended January 2, 2016, December 27, 2014, and December 28, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation of Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, effective March 27, 2009, File No. 333-177448, effective October 21, 2011, and File No. 333-184840, effective November 9, 2012).

/s/ Mayer Hoffman McCann P.C.

March 1, 2016
Clearwater, Florida